Exhibit 99.2

(Furnished herewith)

Deere & Company

Other Financial Information

For the Twelve Months Ended October 31,	Equipment Operations		Agriculture and Turf		Construction and Forestry
Dollars in millions	2010	2009	2010	2009	2010	2009
Net Sales	$23,573	$20,756	$19,868	$18,122	$3,705	$2,634
Average Identifiable Assets
With Inventories at LIFO	$9,196	$9,647	$7,035	$7,397	$2,161	$2,250
With Inventories at Standard Cost	$10,494	$10,950	$8,138	$8,500	$2,356	$2,450
Operating Profit	$2,909	$1,365	$2,790	$1,448	$119	$(83)
Percent of Net Sales	12.3%	6.6%	14.0%	8.0%	3.2%	-3.2%
Operating Return on Assets
With Inventories at LIFO	31.6%	14.1%	39.7%	19.6%	5.5%	-3.7%
With Inventories at Standard Cost	27.7%	12.5%	34.3%	17.0%	5.1%	-3.4%
SVA Cost of Assets	$(1,259)	$(1,301)	$(977)	$(1,007)	$(282)	$(294)
SVA	$1,650	$64	$1,813	$441	$(163)	$(377)

For the Twelve Months Ended October 31,	Financial Services
Dollars in millions	2010	2009
Net Income Attributable to Deere & Company	$373	$203
Average Equity	$3,064	$2,732
Return on Equity	12.2%	7.4%
Operating Profit	$499	$242
Change in Allowance for Doubtful Receivables	$(14)	$68
SVA Income	$485	$310
Average Equity	$3,064	$2,732
Average Allowance for Doubtful Receivables	$232	$195
SVA Average Equity	$3,296	$2,927
Cost of Equity	$(421)	$(458)
SVA	$64	$(148)

The Company evaluates its business results on the basis of accounting principles generally accepted in the United States.  In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses.  SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital.  The Company is aiming for a sustained creation of SVA and is using this metric for various performance goals.  Certain compensation is also determined on the basis of performance using this measure.  For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is generally 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost.  Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the Company’s investment in the asset.  Financial Services is assessed an annual pretax cost of average equity of 15 percent in 2010, compared to 18 percent in 2009, due to lower leverage in 2010.  The average equity excludes the effect of the allowance for doubtful receivables.  The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of the equipment segments or Financial Services to determine the amount of SVA.  For this purpose, the operating profit of the Financial Services is net income before income taxes and changes to the allowance for doubtful receivables.  The average equity and operating profit of Financial Services is adjusted for the allowance for doubtful receivables in order to more closely reflect credit losses on a write-off basis.

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